Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

2U, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Equity	Common Stock, $0.001 par value per share, reserved for issuance under the 2014 Plan (as defined below)	457(h)	4,113,030(3)	$0.4374	$1,799,039.32	0.00014760	$265.54

Total Offering Amounts					$1,799,039.32		$265.54

Total Fee Offsets							—

Net Fee Due							$265.54

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.001 par value per share (“Common Stock”) that become issuable under the 2U, Inc. Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 28, 2024, as reported on The Nasdaq Global Select Market.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2014 Plan pursuant to an “evergreen” provision contained in the 2014 Plan. Pursuant to such provision, on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2015, and ending on (and including) January 1, 2024, the amount of shares authorized for issuance under the 2014 Plan shall increase in an amount equal to 5% of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year.

(4)	The Registrant does not have any fee offsets.